Exhibit 99.1

Todos Medical Acquires Provista Diagnostics and Its Proprietary Videssa® Breast Cancer Blood Test

●	Todos plans to commercialize Videssa in late 2021 to reduce unnecessary biopsies in the $7.19 billion mammogram naïve market and integrate it into its TBIA Platform

●	Provista Diagnostics’ testing lab in the Atlanta, Georgia area is currently performing COVID-19 testing, that will be automated to significantly increase processing capacity

●	Todos expects to employ testing methodologies to expand Provista’s capabilities regarding Covid variant identification

NEW YORK, NY, and REHOVAT, ISRAEL – April 22, 2021 - Todos Medical, Ltd. (OTCQB: TOMDF), a comprehensive medical diagnostics and related solutions company, today announced that it has acquired Provista Diagnostics, Inc. Provista is a medical diagnostics company based in Alpharetta, Georgia that owns the intellectual property rights to the proprietary breast cancer blood test, Videssa®, and has a diagnostic testing laboratory currently performing COVID-19 PCR testing, primarily for the medical and entertainment industries.

The breast cancer diagnostics market reached a size of over $19 Billion in 2019 according to a September 2020 market report published by Global Market Insights. In many cases, current tools often cannot provide diagnostic certainty in identifying cancerous breast masses that results in an estimated $7.19 billion of additional breast diagnostic testing, according to a 2018 study by ClinicoEconomics and Outcomes Research. Videssa was developed to provide physicians with actionable information regarding breast cancer risk in women following an inconclusive mammogram result (BI-RADS III or IV), which primarily occurs in women with dense breasts. The results provided by the test, that has demonstrated specificity of 98%+ in both women over and under the age of 50, arms physicians with a powerful tool to help guide decisions of whether to continue to monitor a low-risk patient intermittently, or whether to advance an at-risk patient immediately into a more expensive and invasive diagnostic assessment that generally includes a breast biopsy. With breast biopsies having been found to show a false-positive rate following diagnostic screening procedures as high as 71 percent in the United States according to the National Cancer Institute, the annual cost in biopsy procedures that might have been avoided is estimated to be $2.18 billion.

Dr. Jorge Leon, Chief Medical and Scientific Officer for Oncology and Infectious disease for Todos Medical, commented, “Videssa is a well-positioned diagnostic blood test for breast cancer with several peer-reviewed publications in well-respected medical journals demonstrating its ability to help physicians triage patients with dense breasts who regularly show inconclusive results on mammogram, a problem affecting well over 20% of women in the United States. The Videssa test offers a novel combination of biomarkers for a cancer detection liquid biopsy by detecting the presence of inflammatory markers linked to cancer with the specificity of tumor pathway biomarkers and auto-antibodies against tumor associated antigens present in breast cancer. As we prepare to launch Videssa as an aid in the diagnosis of breast cancer following an inconclusive mammogram result by the end of 2021, we expect to work with key opinion leaders in the months ahead to expand the clinical validation of additional use cases for Videssa in preparation for launch in order to confirm the accuracy of this panel to detect early stage and recurrences of breast cancer, as well as to prove its clinical utility in the context of the management of high risk patients as well as of patients already treated and in remission.”

“Todos’ proprietary TBIA platform will be able to piggyback on the sample volume we anticipate generating from Videssa in order to further refine its algorithms and begin deploying our proprietary TBIA immunosurveillance blood testing assay for breast cancer, colon cancer and other cancers,” continued Dr. Leon. “We believe this strategy will allow us to dramatically accelerate the timeline of bringing TBIA into the market in the United States and allow us to scale that platform more rapidly.”

Todos has already delivered and installed automated extraction systems, Tecan™ and other liquid handler machines, and 384-well PCR machines in order to help position Provista to dramatically ramp up its COVID-19 PCR testing capacity in the second quarter of 2021. The Company intends to build Provista into a highly automated lab capable of running multiple platforms in parallel in order to offer clients comprehensive testing solutions that meet their needs, especially in cancer, infectious disease, immune monitoring and Alzheimer’s disease. Provista’s lab already has ELISA and PCR testing capabilities onsite.

“The acquisition of Provista gives Todos a US-based home for its proprietary diagnostic platforms in spectroscopy, flow cytometry, ELISA, PCR and next-gen sequencing,” said Gerald E. Commissiong, President & CEO of Todos Medical. “As Todos expands from being a supplier of COVID-19 testing automation and reagents to labs into a company also running its own COVID-19 testing lab, the supply chains and relationships we have built in working closely with Provista’s highly competent staff over the last year will serve us extremely well. In the immediate term, we intend to focus on expanding Provista’s COVID-19 PCR testing business and deploying new assays capable of confirming whether the viral strain of a positive COVID-19 sample is from one of the known variants, as well as building assays to help monitor long-hauler COVID-19 patients who are likely at higher risk for other diseases based on the damage inflicted on their immune system. With COVID-19 testing as the initial commercial anchor to our Provista lab strategy, we will also now be able to validate our lab-based TolloTest™ 3CL protease enzymatic assay in the US and begin deploying it to monitor this biomarker of emerging importance in COVID-19, especially in concert with clinical researchers evaluating novel anti-viral therapies for COVID-19 . We expect that Provista will serve as the base for all of Todos’ operational activities in the United States going forward, including COVID-19, cancer and Alzheimer’s diagnostic tests we intend to bring into the market.”

Under the terms of the Agreement, Todos acquired Provista from its private equity owner for an aggregate purchase price of $7.5 million consisting of an initial cash payment of $1.25M, the issuance of $1.5M in Todos common shares priced at $0.0512/share, the issuance of a $3.5M convertible promissory note (the “Note”) and the payment on for before July 1, 2021 of $1.25M (the “July Payment”). The Provista shares acquired by Todos shall remain in an escrow account until the July Payment is made. The Note has a maturity date of April 8, 2025 and is convertible beginning on October 20, 2021 into Todos common shares at a conversion price equal to the lesser of $0.05 or the volume weighted average price of the last 20 trading days for the common shares prior to the date of conversion. In the event that Todos uplists its common shares to a national securities exchange, the Note shall automatically be exchanged into preferred stock with a conversion price equal to the lesser of (a) $0.05, (b) the opening price on the day of the uplisting provides there is no transaction associated with the uplisting or (c) the deal price of an uplisiting transaction.

For information related to Todos Medical’s COVID-19 testing capabilities, please visit www.todoscovid19.com.

For testing and PPE inquiries, please email sales@todosmedical.com.

About Todos Medical Ltd.

Founded in Rehovot, Israel with offices in New York City, Todos Medical Ltd. (OTCQB: TOMDF), engineers life-saving diagnostic solutions for the early detection of a variety of cancers. The Company’s state-of-the-art and patented Todos Biochemical Infrared Analyses (TBIA) is a proprietary cancer-screening technology using peripheral blood analysis that deploys deep examination into cancer’s influence on the immune system, looking for biochemical changes in blood mononuclear cells and plasma. Todos’ two internally-developed cancer-screening tests, TMB-1 and TMB-2, have received a CE mark in Europe. Todos recently entered into an exclusive option agreement to acquire U.S.-based medical diagnostics company Provista Diagnostics, Inc. to gain rights to its Alpharetta, Georgia-based CLIA/CAP certified lab currently performing PCR COVID testing and Provista’s proprietary commercial-stage Videssa® breast cancer blood test. The transaction is expected to close in the third quarter of 2020.

Todos is also developing blood tests for the early detection of neurodegenerative disorders, such as Alzheimer’s disease. The Lymphocyte Proliferation Test (LymPro Test™) is a diagnostic blood test that determines the ability of peripheral blood lymphocytes (PBLs) and monocytes to withstand an exogenous mitogenic stimulation that induces them to enter the cell cycle. It is believed that certain diseases, most notably Alzheimer’s disease, are the result of compromised cellular machinery that leads to aberrant cell cycle re-entry by neurons, which then leads to apoptosis. LymPro is unique in the use of peripheral blood lymphocytes as a surrogate for neuronal cell function, suggesting a common relationship between PBLs and neurons in the brain.

Todos has entered into distribution agreements with companies to distribute certain novel coronavirus (COVID-19) test kits. The agreements cover multiple international suppliers of PCR testing kits and related materials and supplies, as well as antibody testing kits from multiple manufacturers after completing validation of said testing kits and supplies in its partner CLIA/CAP certified laboratory in the United States. Todos has formed a strategic partnership with Integrated Health LLC to deploy mobile COVID-19 testing in the United States. Todos entered into a strategic partnership with Osang Healthcare to distribute the GeneFinder™ PCR kits in the United States. Additionally, Todos has entered into a joint venture with NLC Pharma to pursue the development of diagnostic tests targeting the 3CL protease, as well as 3CL protease inhibitors that target the reproductive mechanism of coronaviruses. Todos recently launched a Phase 2 clinical trial for its medical strength 3CL protease inhibiting product called Tollovir™ in hospitalized COVID-19 patients.

For more information, please visit https://www.todosmedical.com/.

Forward-looking Statements

Certain statements contained in this press release may constitute forward-looking statements. For example, forward-looking statements are used when discussing our expected clinical development programs and clinical trials. These forward-looking statements are based only on current expectations of management, and are subject to significant risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval or patent protection for product candidates; competition from other biotechnology companies; and our ability to obtain additional funding required to conduct our research, development and commercialization activities. In addition, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; delays or obstacles in launching our clinical trials; changes in legislation; inability to timely develop and introduce new technologies, products and applications; lack of validation of our technology as we progress further and lack of acceptance of our methods by the scientific community; inability to retain or attract key employees whose knowledge is essential to the development of our products; unforeseen scientific difficulties that may develop with our process; greater cost of final product than anticipated; loss of market share and pressure on pricing resulting from competition; and laboratory results that do not translate to equally good results in real settings, all of which could cause the actual results or performance to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, Todos Medical does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting Todos Medical, please refer to its reports filed from time to time with the U.S. Securities and Exchange Commission.

Todos Corporate and Investor Contact:

Richard Galterio

Todos Medical

732-642-7770

rich.g@todosmedical.com

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